Exhibit 99

Vishay Announces Expected Goodwill Impairment Charge

MALVERN, Pa.--(BUSINESS WIRE)--Vishay Intertechnology, Inc. (NYSE:VSH) announced today that it expects financial results for the second quarter of 2008 to be impacted by a material goodwill impairment charge. The amount of the charge is still being determined, but is anticipated to be a substantial portion of the goodwill recorded on its balance sheet.

While the goodwill impairment charge will reduce reported results under U.S. generally accepted accounting principles (“GAAP”), it will be non-cash in nature and will not affect Vishay’s liquidity, cash flows from operating activities, or debt covenants, or have any impact on future operations.

Under U.S. GAAP, goodwill is not amortized, but rather is tested for impairment at least annually. These tests for impairment are performed more frequently if there are triggering events. In light of a sustained decline in market capitalization for Vishay and its peer group companies, and other factors, Vishay determined that an interim impairment test was necessary as of the end of the second fiscal quarter.

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, prescribes a two-step method for determining goodwill impairment. Since the adoption of SFAS No. 142, Vishay has utilized a comparable companies market multiple approach to determine the fair value of its reporting units. Accordingly, changes in the market capitalization of Vishay’s peer group companies have a material impact on the goodwill impairment test.

Dr. Felix Zandman, Vishay’s Executive Chairman of the Board and Dr. Gerald Paul, Vishay’s Chief Executive Officer, stated, “Despite challenging economic conditions, we remain optimistic about the success of our businesses.”

Vishay will report its financial results for the second quarter of 2008 on July 29, 2008.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT:
Vishay Intertechnology, Inc.
Richard N. Grubb
Executive Vice President and Chief Financial Officer
+1-610-644-1300
or
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300